Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of LPC Limited (the “Company”) and its subsidiaries (together the “Group”) on the Form F-1 of our report dated on October 2, 2026, relating to our audits of the consolidated balance sheets of the Group as of June 30, 2026 and 2025, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2026, and the related notes.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

October 2, 2026